Exhibit 3.5

SOTHERLY HOTELS INC.

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF

8.0% SERIES B CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

SOTHERLY HOTELS INC., a Maryland corporation (the “Corporation”), does hereby state and certify to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the board of directors of the Corporation (the “Board”) by Article VI of the Articles of Amendment and Restatement of the Corporation (as amended or supplemented from time to time, together with these Articles Supplementary, the “Charter”), the Board, by duly adopted resolutions classified and designated 1,851,500 shares of the Corporation’s authorized but unissued preferred stock, $0.01 par value per share (the “Preferred Stock”), as “8.0% Series B Cumulative Redeemable Perpetual Preferred Stock,” with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

SECOND: Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Charter.

Section 1. Designation and Number. A series of Preferred Stock, designated the “8.0% Series B Cumulative Redeemable Perpetual Preferred Stock” (“Series B Preferred Stock”) is hereby established. The number of authorized shares of Series B Preferred Stock shall be 1,851,500.

Section 2. Rank. The Series B Preferred Stock will, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, rank: (i) senior to all classes or series of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and all classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding which is expressly designated as ranking junior to the Series B Preferred Stock as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (collectively, “Junior Stock”); (ii) on parity with any class or series of capital stock of the Corporation which is expressly designated as ranking on parity with the Series B Preferred Stock as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (collectively, “Parity Stock”); and (iii) junior to any class or series of capital stock of the Corporation which is expressly designated as ranking senior to the Series B Preferred Stock as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series B Preferred Stock prior to conversion or exchange. The Series B Preferred Stock will also rank junior in right of payment to the Corporation’s existing and future indebtedness.

Section 3. Distributions.

(a) Subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series B Preferred Stock as to distributions, the holders of shares of the Series B Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 8.0% per annum of the $25.00 liquidation preference per share of Series B Preferred Stock (equivalent to the fixed annual amount of $2.00 per share of Series B Preferred Stock). Such distributions shall accrue and be cumulative from and including the first date on which any shares of Series B Preferred Stock are issued (the “Original Issue Date”) and shall be payable quarterly in arrears on each Distribution Payment Date (as defined below), commencing October 15, 2016; provided, however, that if any Distribution Payment Date is not a Business Day (as defined below), then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. The amount of any distribution payable on the Series B Preferred Stock for any partial or longer Distribution Period (as defined below) shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Distribution Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, the distributions payable on each share of Series B Preferred Stock outstanding on any record date for the determination of holders of Series B Preferred Stock entitled to receive any distributions thereon shall be equal to the distribution paid with respect to each other share of Series B Preferred Stock that is outstanding on such record date and no holder of any share of Series B Preferred Stock shall be entitled to receive any distributions paid or payable on the Series B Preferred Stock with a Distribution Record Date before the date such share of Series B Preferred Stock is issued. “Distribution Record Date” shall mean the date designated by the Board for the payment of distributions that is not more than 90 nor less than 10 days prior to the applicable Distribution Payment Date. “Distribution Payment Date” shall mean the 15th day of each January, April, July, October, commencing on October 15, 2016. “Distribution Period” shall mean the respective periods commencing on and including the first day of each January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period, which shall commence on the Original Issue Date and end on and include September 30, 2016, and other than the Distribution Period during which any shares of Series B Preferred Stock shall be redeemed pursuant to Section 5 below, which shall end on and include the date preceding the redemption date with respect to the shares of Series B Preferred Stock being redeemed).

The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, distributions on the Series B Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not such distributions are authorized or declared.

(c) Except as provided in Section 3(d) below, no distributions shall be declared or paid or set aside for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock or shares of any other class or series of Parity Stock or Junior Stock (other than a distribution paid in shares of Common Stock or in shares of Junior Stock) for any period, nor shall any shares of Common Stock or any other shares of Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or acquisition of Common Stock made for purposes of and in compliance with the requirements of any incentive, benefit or stock purchase plan of the Corporation or any subsidiary thereof, or as permitted by Article VII of the Charter) and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation, nor may the Corporation pay or make available any monies for a sinking fund for the redemption of, any Common Stock or on shares of Parity Stock or Junior Stock (except by conversion into or exchange for other shares of any class or series of Junior Stock (or payable solely in stock ranking junior to Series B Preferred Stock), purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Stock and all holders of Parity Stock, and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article VII of the Charter), unless full cumulative distributions on the Series B Preferred Stock for all past Distribution Periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set aside for such payment.

(d) When distributions are not paid in full (or a sum sufficient for such full payment is not so set aside) upon the Series B Preferred Stock and the shares of Parity Stock, all distributions declared upon the Series B Preferred Stock and each such other class or series of Parity Stock shall be declared pro rata so that the amount of distributions declared per share of Parity Stock and such other class or series of stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Series B Preferred Stock and such other class or series of stock (which shall not include any accrual in respect of unpaid distributions on such other class or series of stock for prior Distribution Periods if such other class or series of stock does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Stock which may be in arrears.

(e) Holders of shares of Series B Preferred Stock shall not be entitled to any distribution, whether payable in cash, property or shares of stock, in excess of full cumulative distributions on the Series B Preferred Stock as provided herein. Any distribution payment made on the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid distributions due with respect to such shares which remains payable. Accrued but unpaid distributions on the Series B Preferred Stock will accumulate as of the Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

Section 4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of Junior Stock, the holders of shares of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions (whether or not earned or declared) up to, but not including, the date of payment or the date the amount of payment is set aside. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Parity Stock in the distribution of assets, then the holders of the Series B Preferred Stock and each such other class or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings except as to the holder whom notice was defective or not given. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.

(b) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law (the “MGCL”), no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders whose preferential rights on dissolution are superior to those receiving the distribution.

Section 5. Optional Redemption.

(a) Shares of Series B Preferred Stock shall not be redeemable prior to August 23, 2021 except as permitted by Article VII of the Charter and as set forth in this Section 5, and Sections 6 and 9 below and in limited circumstances to preserve the status of the Corporation as a real estate investment trust (“REIT”) for United States federal income tax purposes.

(b) On or after August 23, 2021 , the Corporation, at its option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share of Series B Preferred Stock, plus all accrued and unpaid distributions (whether or not declared) thereon up to, but not including, the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares of Series B Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If redemption is to be by lot and, as a result, any holder of shares of Series B Preferred Stock would have Beneficial Ownership or Constructive Ownership (as defined below) in excess of the Ownership Limit (as defined below) or the Aggregate Stock Ownership Limit (as defined in the Charter), or such other limit as permitted by the Board pursuant to Section 9(h), because such holder’s shares of Series B Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, as supplemented by these Articles Supplementary, the Corporation shall redeem the requisite number of shares of Series B Preferred Stock of such holder such that no holder will hold an amount of Series B Preferred Stock in excess of the Ownership Limit, the Aggregate Stock Ownership Limit or such other limit, as applicable, subsequent to such redemption. Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $25.00 per share of Series B Preferred Stock plus any accrued and unpaid distributions payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series B Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid distributions, then from and after the redemption date, distributions shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption, without interest. So long as no distributions are in arrears, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series B Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series B Preferred Stock in open-market transactions duly authorized by the Board.

(c) To the maximum extent permitted by applicable law and the Charter, (i) in the event of any redemption of the Series B Preferred Stock in order to preserve the status of the Corporation as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5 and (ii) if the Corporation calls for redemption of any shares of Series B Preferred Stock pursuant to and in accordance with this Section 5(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share of Series B Preferred Stock together with all accrued and unpaid distributions to and including the date fixed for redemption.

(d) Unless full cumulative distributions on all shares of Series B Preferred Stock shall have been or contemporaneously are authorized, declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set aside for payment for all past Distribution Periods and the then current Distribution Period, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock or any class or series of Parity Stock or Junior Stock (except by exchange for shares of Junior Stock); provided, however, that the foregoing shall not prevent the purchase of Series B Preferred Stock by the Corporation in accordance with the terms of Sections 5(c) and 9 hereof, Article VII of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes or the purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

(e) Notice of redemption shall be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation. No failure to give, or defect in, such notice shall affect the validity of the proceedings for the redemption of any Series B Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series B Preferred Stock to be redeemed, (iv) the place or places where the certificates representing shares of Series B Preferred Stock, to the extent the shares of Series B Preferred Stock are certificated, are to be surrendered for payment of the redemption price, (v) the procedures for surrendering non-certificated shares of Series B Preferred Stock, to the extent the shares of Series B Preferred Stock are uncertificated, for payment of the redemption price, (vi) that distributions on the shares of Series B Preferred Stock to be redeemed will cease to accumulate on such redemption date, (vii) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series B Preferred Stock and (viii) that the holders of shares of Series B Preferred Stock to which such notice relates will not be entitled to tender such shares for conversion in connection with a Change of Control (as defined in Section 6(a) below) and each such share of Series B Preferred Stock that is selected, prior to the Change of Control Conversion Date (as defined in Section 8(a) below), for redemption will be redeemed on the related redemption date rather than converted on the Change of Control Conversion Date. If fewer than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed. In the event that shares of the Series B Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

(f) If a redemption date falls after a Distribution Record Date and on or prior to the corresponding Distribution Payment Date, each holder of Series B Preferred Stock at the close of business of such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date, notwithstanding the redemption of such shares on or prior to such Distribution Payment Date, and each holder of Series B Preferred Stock that surrenders its shares on such redemption date will be entitled to the distributions accruing after the end of the Distribution Period to which such Distribution Payment Date relates up to, but not including, the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption has been given and funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of shares of Series B Preferred Stock called for redemption.

(g) All shares of the Series B Preferred Stock redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

(h) The Series B Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series B Preferred Stock owned by a stockholder in excess of the Ownership Limit or the Aggregate Stock Ownership Limit shall be subject to the provisions of this Section 5 and Section 9 hereof and Article VII of the Charter.

Section 6. Special Optional Redemption by the Corporation.

(a) Upon the occurrence of a Change of Control (as defined below), the Corporation will have the option upon written notice mailed by the Corporation, postage pre-paid, no less than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of shares of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation, to redeem shares of the Series B Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share of Series B Preferred Stock plus accrued and unpaid distributions, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of redemption with respect to the Series B Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of shares of Series B Preferred Stock will not have the conversion right described below in Section 8.

A “Change of Control” is when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT LLC (the “NYSE MKT”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

(b) Notwithstanding anything to the contrary contained herein, unless full cumulative distributions on all shares of Series B Preferred Stock shall have been or contemporaneously are authorized, declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set aside for payment for all past Distribution Periods and the then current Distribution Period, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Corporation of Series B Preferred Stock in accordance with the terms of Sections 5(c) and 9 hereof, Article VII of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes or the purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. In addition, unless full cumulative distributions on all shares of Series B Preferred Stock have been or contemporaneously are authorized, declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set aside for payment for all past Distribution Periods and the then current Distribution Period, the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series B Preferred Stock (except by conversion into or exchange for equity securities of the Corporation ranking junior to the Series B Preferred Stock as to distributions and upon liquidation; provided, however, that the foregoing shall not prevent any purchase or acquisition of Series B Preferred Stock for the purpose of preserving the Corporation’s status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock).

(c) If a redemption date falls after a Distribution Record Date and on or prior to the corresponding Distribution Payment Date, each holder of Series B Preferred Stock at the close of business of such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares on or prior to such Distribution Payment Date, and each holder of Series B Preferred Stock that surrenders its shares on such redemption date will be entitled to the distributions accruing after the end of the Distribution Period to which such Distribution Payment Date relates up to, but not including, the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption has been given.

(d) Notice of redemption shall be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation. No failure to give, or defect in, such notice shall affect the validity of the proceedings for the redemption of any Series B Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series B Preferred Stock to be redeemed, (iv) the place or places where the certificates representing shares of Series B Preferred Stock, to the extent the shares of Series B Preferred Stock are certificated, are to be surrendered for payment of the redemption price, (v) the procedures for surrendering non-certificated shares of Series B Preferred Stock, to the extent the shares of Series B Preferred Stock are uncertificated, for payment of the redemption price, (vi) that distributions on the shares of Series B Preferred Stock to be redeemed will cease to accumulate on such redemption date, (vii) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series B Preferred Stock and (viii) that the holders of shares of Series B Preferred Stock to which such notice relates will not be entitled to tender such shares for conversion in connection with a Change of Control and each such share of Series B Preferred Stock that is selected, prior to the Change of Control Conversion Date (as defined in Section 8(a) below), for redemption will be redeemed on the related redemption date rather than converted on the Change of Control Conversion Date. If fewer than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed. In the event that shares of the Series B Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series B Preferred Stock would become a holder of a number of shares of Series B Preferred Stock in excess of the Ownership Limit, the Aggregate Stock Ownership Limit, or such limit as permitted by the Board pursuant to Section 9(h), because such holder’s shares of Series B Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Articles, the Corporation shall redeem the requisite number of shares of Series B Preferred Stock of such holder such that no holder will hold an amount of Series B Preferred Stock in excess of the Ownership Limit, the Aggregate Stock Ownership Limit or such other limit, as applicable, subsequent to such redemption.

(e) If a redemption date falls after a Distribution Record Date and on or prior to the corresponding Distribution Payment Date, each holder of Series B Preferred Stock at the close of business of such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares on or prior to such Distribution Payment Date, and each holder of Series B Preferred Stock that surrenders its shares on such redemption date will be entitled to the distributions accruing after the end of the Distribution Period to which such Distribution Payment Date relates up to, but not including, the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption has been given and funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of shares of Series B Preferred Stock called for redemption.

(f) If (i) notice of redemption of any shares of Series B Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, distributions shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest.

(g) All shares of the Series B Preferred Stock redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

(h) The Series B Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series B Preferred Stock owned by a stockholder in excess of the Ownership Limit or the Aggregate Stock Ownership Limit shall be subject to the provisions of this Section 6 and Section 9 hereof and Article VII of the Charter.

Section 7. Voting Rights.

(a) Holders of the Series B Preferred Stock shall not have any voting rights, except as set forth in this Section 7.

(b) Whenever distributions on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive (a “Preferred Distribution Default”), the holders of such Series B Preferred Stock (voting as a single class with all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”) at a special meeting or at the next annual meeting of stockholders and at each subsequent annual meeting of the stockholders until all distributions accumulated on such Series B Preferred Stock and Parity Preferred for the past Distribution Periods and the then current Distribution Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the number of directors then constituting the Board will be increased by two directors.

(c) The Preferred Directors will be elected by a plurality of the votes cast in the election and each Preferred Director shall serve until the next annual meeting and until his or her successor is duly elected and qualifies or until such Preferred Director’s right to hold the office terminates pursuant to the Termination (as defined herein), whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 7(d) below if the request is received more than 90 days before the date fixed for the Corporation’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders if the request is received within 90 days of the date fixed for the Corporation’s next annual or special meeting of stockholders and (ii) at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the then-current Distribution Period on the Series B Preferred Stock and each such class or series of outstanding Parity Stock have been paid in full or declared and a sum sufficient for the payment thereof set aside for payment. A distribution in respect of Series B Preferred Stock shall be considered timely paid if made within two Business Days after the applicable Distribution Payment Date if at the time of such late payment date there shall not be any prior quarterly Distribution Periods in respect of which full distributions were not timely paid at the applicable Distribution Payment Date.

(d) At any time when such voting rights shall have vested, a proper officer of the Corporation shall, subject to Section 7(c) above, call or cause to be called, upon written request of holders of record of at least 33% of the outstanding shares of Series B Preferred Stock (or the holders of at least 33% of the outstanding shares of Voting Parity Stock), if such request is received 90 or more days before the date fixed for the next annual meeting of stockholders, a special meeting of the holders of Series B Preferred Stock and each class or series of Voting Parity Stock by providing a notice of such special meeting to be held not less than ten and not more than 45 days after the date such notice is given. The record date for determining holders of the Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series B Preferred Stock and Voting Parity Stock, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Voting Parity Stock are entitled by their terms (excluding amounts in respect of accumulated and unpaid distributions) and not cumulatively. The holder or holders of a majority of the votes entitled to be cast by the holders of the Series B Preferred Stock and the Voting Parity Stock then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series B Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the share transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, the holders of a majority of the votes present in person or by proxy of the Series B Preferred Stock and the Voting Parity Stock shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Distribution Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series B Preferred Stock that would have been entitled to vote at such special meeting.

(e) If and when all accumulated distributions shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment on such Series B Preferred Stock and all classes or series of Parity Stock, the right of the holders of Series B Preferred Stock and the Voting Parity Stock to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every Preferred Distribution Default), and the term of office of each Preferred Director so elected shall terminate and the entire Board shall be reduced accordingly (the “Termination”). Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the votes entitled to be cast by holders of the outstanding Series B Preferred Stock and Voting Parity Stock entitled to vote thereon when they have the voting rights set forth in Section 7(b) above (voting separately as a single class with all other classes or series of Voting Parity Stock). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Voting Parity Stock). Each of the Preferred Directors shall be entitled to one vote on any matter.

(f) So long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the votes entitled to be cast by holders of shares of Series B Preferred Stock and each other class or series of Voting Parity Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series B Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Corporation or reclassify any authorized shares of capital stock of the Corporation into such stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such stock; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of shares of Series B Preferred Stock receive capital stock of the successor with substantially identical rights (taken as a whole), taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series B Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. In addition, if the holders of the Series B Preferred Stock receive the greater of the full trading price of the Series B Preferred Stock on the date of an Event set forth in (ii) above or the $25.00 liquidation preference per share of the Series B Preferred Stock pursuant to the occurrence of any of the Events set forth in (ii) above, then such holders shall not have any voting rights with respect to the Events set forth in (ii) above. If any Event set forth in (ii) above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock disproportionately relative to other classes or series of Parity Stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock, voting separately as a class, will also be required. Holders of shares of Series B

Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Parity Stock or Junior Stock of the Corporation, or (B) any increase in the amount of the authorized Series B Preferred Stock or the creation or issuance of any other class or series of Parity Stock or Junior Stock, and any such authorization, creation or issuances shall not be deemed to materially and adversely affect the rights of the holders of the Series B Preferred Stock. Except as set forth herein, holders of the Series B Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series B Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series B Preferred Stock or the holders thereof.

(g) The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(h) In any matter in which the Series B Preferred Stock may vote (as expressly provided herein), each share of Series B Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

Section 8. Conversion. The shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 8.

(a) Upon the occurrence of a Change of Control, each holder of shares of Series B Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the Series B Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock, per share of Series B Preferred Stock to be converted (the “Common Stock Conversion Consideration”), equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per share of Series B Preferred Stock to be converted plus (y) the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case no additional amount for such accrued and unpaid distributions will be included in such sum) by (ii) the Common Stock Price (as defined herein) and (B) 8.29187 (the “Share Cap”), subject to the adjustments described in the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Stock distribution), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 15,352,397 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series B Preferred Stock shall receive upon conversion of such shares of Series B Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series B Preferred Stock shall receive shall be the form of consideration elected by the holders of Common Stock who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 8(c).

The “Common Stock Price” shall be (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by holders of Common Stock is solely cash, or (ii) the average of the closing prices per share of Common Stock on NASDAQ for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash.

(b) No fractional shares of Common Stock shall be issued upon the conversion of Series B Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the shares of Series B

Preferred Stock at their addresses as they appear on the Corporation’s share transfer records and notice shall be provided to the Corporation’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series B Preferred Stock, the holder will not be able to convert such shares of Series B Preferred Stock called for redemption and such shares of Series B Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d) The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 8(c) above to the holders of Series B Preferred Stock.

(e) In order to exercise the Change of Control Conversion Right, a holder of shares of Series B Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates representing the shares of Series B Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series B Preferred Stock to be converted; and (iii) that the shares of Series B Preferred Stock are to be converted pursuant to these Articles Supplementary. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

(f) Holders of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series B Preferred Stock; (ii) if certificated shares of Series B Preferred Stock have been issued, the certificate numbers of the shares of withdrawn Series B Preferred Stock; and (iii) the number of shares of Series B Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Shares of Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series B Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Corporation elects to redeem shares of Series B Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series B Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share of Series B Preferred Stock, plus any accrued and unpaid distributions thereon to, but not including, the redemption date.

(h) The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no holder of shares of Series B Preferred Stock will be entitled to convert such shares of Series B Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to have Beneficial Ownership or Constructive Ownership in excess of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, as either may be increased or decreased from time to time by the Board pursuant to Section 7.2.7 of the Charter.

Section 9. Restrictions on Ownership and Transfer to Preserve Tax Benefit.

(a) Definitions. For the purposes of Sections 5, 6 and 8 and this Section 9 hereof, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Series B Preferred Stock by a Person, whether the interest in the shares of Series B Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust, as determined pursuant to Section 9(k)(vi) hereof, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

“Charitable Trust” shall mean each of the trusts provided for in Section 9(k) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Constructive Ownership” shall mean ownership of Series B Preferred Stock by a Person, whether the interest in the shares of Series B Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Series B Holder” shall mean a holder of Series B Preferred Stock for whom an Excepted Series B Holder Limit is created by the Board pursuant to Section 9(h) hereof.

“Excepted Series B Holder Limit” shall mean, provided that the affected Excepted Series B Holder agrees to comply with the requirements established by the Board pursuant to Section 9(h) hereof, and subject to adjustment pursuant to Section 9(i), the percentage limit established by the Board pursuant to Section 9(h).

“IRS” means the United States Internal Revenue Service.

“Market Price” on any date shall mean, with respect to any outstanding shares of Series B Preferred Stock, the Closing Price for such Series B Preferred Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Series B Preferred Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Series B Preferred Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on NASDAQ or, if such Series B Preferred Stock is not listed or admitted to trading on NASDAQ, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Series B Preferred Stock is listed or admitted to trading or, if such Series B Preferred Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system then in use or, if such Series B Preferred Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Series B Preferred Stock selected by the Board or, in the event that no trading price is available for such Series B Preferred Stock, the fair market value of the Series B Preferred Stock, as determined in good faith by the Board.

“Ownership Limit” shall mean not more than nine and nine-tenths percent (9.9%) of the aggregate number of outstanding shares of Series B Preferred Stock of the Corporation, excluding any outstanding shares of Series B Preferred Stock not treated as outstanding for federal income tax purposes. The number and value of shares of outstanding Series B Preferred Stock of the Corporation shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Series B Holder Limit applies; but does not include an underwriter acting in a capacity as such in a public offering of shares of Series B Preferred Stock provided that the ownership of such shares of Series B Preferred Stock by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 9(b) hereof, would Beneficially Own or Constructively Own shares of Series B Preferred Stock in violation of the provisions of Section 9(b)(i) hereof, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Series B Preferred Stock that the Prohibited Owner would have so owned.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day after the Original Issue Date on which the Board determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Series B Preferred Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Series B Preferred Stock or the right to vote or receive distributions on Series B Preferred Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Series B Preferred Stock or any interest in Series B Preferred Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Series B Preferred Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trustee” shall mean any Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Charitable Trust.

(b) Ownership Limitations. During the period commencing on the Original Issue Date and prior to the Restriction Termination Date:

(i) Basic Restrictions:

(A) (1) No Person, other than an Excepted Series B Holder, shall Beneficially Own or Constructively Own shares of Series B Preferred Stock in excess of the Ownership Limit and (2) no Excepted Series B Holder shall Beneficially Own or Constructively Own shares of Series B Preferred Stock in excess of the Excepted Series B Holder Limit for such Excepted Series B Holder.

(B) Except as provided in Section 9(h) hereof, no Person shall Beneficially Own shares of Series B Preferred Stock to the extent that such Beneficial Ownership of Series B Preferred Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(C) Except as provided in Section 9(h) hereof, notwithstanding any other provisions contained herein, no person shall Transfer shares of Series B Preferred Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of NASDAQ or any other national securities exchange or automated inter-dealer quotation system) to the extent such transfer would result in the Capital Stock of the Corporation being beneficially owned by less than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code).

(D) Except as provided in Section 9(h) hereof, no Person shall Beneficially Own or Constructively Own shares of Series B Preferred Stock to the extent such Beneficial or Constructive Ownership would cause the Corporation to Constructively Own ten percent (10%) or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code (if the effect of such ownership would be to cause the Company to fail to qualify as a REIT).

(E) Except as provided in Section 9(h) hereof, notwithstanding any other provisions contained herein, no person shall Constructively Own shares of Series B Preferred Stock to the extent such Constructive Ownership would cause any “eligible independent contractor” that operates a “qualified lodging facility” on behalf of a “taxable REIT subsidiary” of the Corporation (as such terms are defined in Section 856(d)(9)(A), Section 856(d)(9)(D) and Section 856(l) of the Code, respectively) to fail to qualify as such.

(ii) Transfer in Trust. Subject to Section 9(m) hereof, if any Transfer of shares of Series B Preferred Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of NASDAQ or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Series B Preferred Stock in violation of Section 9(b)(i) hereof,

(A) then that number of shares of the Series B Preferred Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 9(b)(i) hereof (rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 9(k) hereof, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares of Series B Preferred Stock; or

(B) if the transfer to the Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 9(b)(i) hereof, then the Transfer of that number of shares of Series B Preferred Stock that otherwise would cause any Person to violate Section 9(b)(i) hereof, shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series B Preferred Stock.

(c) Remedies For Breach. If the Board or any duly authorized committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 9(b) hereof, or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership, Beneficial Ownership or Constructive Ownership of any shares of Series B Preferred Stock of the Corporation in violation of Section 9(b) hereof (whether or not such violation is intended), the Board or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, without limitation, causing the Corporation to redeem shares of Series B Preferred Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 9(b)(i) hereof, shall automatically result in the transfer to a Charitable Trust as described in Section 9(b)(ii) hereof and where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

(d) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Series B Preferred Stock that will or may violate Section 9(b)(i) hereof, or any Person who would have owned shares of Series B Preferred Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 9(b)(ii) hereof, shall immediately give written notice to the Corporation of such event or, in the case of proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(e) Owners Required To Provide Information. From the Original Issue Date and prior to the Restriction Termination Date each Person who is a Beneficial or Constructive Owner of Series B Preferred Stock and each Person (including the stockholder of record) who is holding Series B Preferred Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Ownership Limit.

(f) Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 9 (but subject to Section 9(m) hereof) shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

(g) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9, including any definition contained in Section 9(a) hereof, the Board shall have the power to determine the application of the provisions of this Section 9 or any such definition with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 9(m) hereof). In the event this Section 9 requires an action by the Board and these Articles Supplementary fail to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 9 hereof. Absent a decision to the contrary by the Board (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 9(b) hereof) acquired Beneficial or Constructive Ownership of Series B Preferred Stock in violation of Section 9(b) hereof, such remedies (as applicable) shall apply first to the shares of Series B Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series B Preferred Stock, which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series B Preferred Stock based upon the relative number of the shares of Series B Preferred Stock held by each such Person.

(h) Exceptions.

(i) The Board, in its sole discretion, may exempt a Person from the Ownership Limit and/or the restrictions contained in Section 9(b)(i)(B), (C), or (D) hereof, as the case may be, and may establish or increase an Excepted Series B Holder Limit for such Person if the Board obtains such representations, covenants and undertakings as the Board may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Series B Holder Limit, as the case may be, will not cause the Corporation to lose its status as a REIT.

(ii) In granting a person an exemption under Section 9(h)(i) above, the Board may require such Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 9(b)(i) hereof) will result in such Series B Preferred Stock being transferred to a Charitable Trust in accordance with Section 9(b)(ii) hereof. Prior to granting any exception pursuant to Section 9(h)(i) hereof, the Board may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(i) Change in Ownership Limits. The Board of Directors may from time to time increase or decrease the Ownership Limit, or an Excepted Series B Holder Limit.

(j) Legends. Each certificate for shares of Series B Preferred Stock shall bear a legend in substantially the following form in addition to any legends required to comply with federal and state laws:

“THE SHARES OF SERIES B PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER. SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, INCLUDING THE ARTICLES SUPPLEMENTARY FOR THE SERIES B PREFERRED STOCK, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S SERIES B PREFERRED STOCK IN EXCESS OF NINE AND NINE-TENTHS PERCENT (9.9%) OF THE OUTSTANDING SHARES OF SERIES B PREFERRED STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED SERIES B HOLDER (IN WHICH CASE THE EXCEPTED SERIES B HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF NINE AND NINE-TENTHS PERCENT (9.9%) OF THE VALUE OF THE TOTAL OUTSTANDING CAPITAL STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S SERIES B PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE CORPORATION BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; (IV) NO PERSON MAY TRANSFER SHARES OF THE CORPORATION’S SERIES B PREFERRED STOCK TO THE EXTENT SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING BENEFICIALLY OWNED BY FEWER THAN ONE

HUNDRED (100) PERSONS (DETERMINED WITHOUT REFERENCE TO ANY RULES OF ATTRIBUTION),(V) NO PERSON MAY CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION THAT WOULD CAUSE THE CORPORATION TO CONSTRUCTIVELY OWN TEN PERCENT (10%) OR MORE OF THE OWNERSHIP INTERESTS IN A TENANT OF THE CORPORATION’S REAL PROPERTY, WITH THE MEANING OF SECTION 856(D)(2)(B) OF THE CODE AND (VI) NO PERSON SHALL CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION TO THE EXTENT SUCH CONSTRUCTIVE OWNERSHIP WOULD CAUSE ANY “ELIGIBLE INDEPENDENT CONTRACTOR” THAT OPERATES A “QUALIFIED LODGING FACILITY” ON BEHALF OF A “TAXABLE REIT SUBSIDIARY” OF THE CORPORATION (AS SUCH TERMS ARE DEFINED IN SECTION 856(D)(9)(A), SECTION 856(D)(9)(D) AND SECTION 856(L) OF THE CODE, RESPECTIVELY) TO FAIL TO QUALIFY AS SUCH. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES B PREFERRED STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES B PREFERRED STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SHARES OF SERIES B PREFERRED STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A CHARITABLE TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD IN ITS SOLE DISCRETION IF THE BOARD DETERMINES THAT THE OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND WHICH ARE DEFINED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES B PREFERRED STOCK SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN SUCH ARTICLES SUPPLEMENTARY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SERIES B PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE.”

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

(k) Transfers of Series B Preferred Stock in Trust.

(i) Ownership in Trust. Upon any purported Transfer or other event described in Section 9(b)(ii) hereof, that would result in a transfer of shares of Series B Preferred Stock to a Charitable Trust, such shares of Series B Preferred Stock shall be deemed to have been transferred to the Trustee as trustee for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 9(b)(ii) hereof. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 9(k)(vi) hereof.

(ii) Status of Shares Held by the Trustee. Shares of Series B Preferred Stock held by the Trustee shall be issued and outstanding shares of Series B Preferred Stock of the Corporation. The Prohibited Owner shall have no rights in the shares of the Series B Preferred Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of Series B Preferred Stock held in the Charitable Trust.

(iii) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series B Preferred Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Series B Preferred Stock have been transferred to the Trustee shall be paid with respect to such shares of Series B Preferred Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee with respect to such Series B Preferred Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to the shares of Series B Preferred Stock held in the Charitable Trust and, subject to Maryland law, effective as of the date that the shares of Series B Preferred Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Series B Preferred Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding any other provision of these Articles Supplementary to the contrary, until the Corporation has received notification that shares of Series B Preferred Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv) Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Series B Preferred Stock have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares of Series B Preferred Stock held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares of Series B Preferred Stock will not violate the ownership limitations set forth in Section 9(b)(i) hereof. Upon such sale, the interest of the Charitable Beneficiary in the shares of Series B Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 9(k)(iv). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares of Series B Preferred Stock in the transaction that resulted in such transfer to the Charitable Trust or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares of Series B Preferred Stock on the day of the event causing the shares of Series B Preferred Stock to be held in the Charitable Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares of Series B Preferred Stock held in the Charitable Trust. The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 9(k)(iii) hereof. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that such shares of Series B Preferred Stock have been transferred to the Trustee, such shares of Series B Preferred Stock are sold by a Prohibited Owner, then (i) such shares of Series B Preferred Stock shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares of Series B Preferred Stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 9(k)(iv), such excess shall be paid to the Trustee upon demand.

(v) Purchase Right in Stock Transferred to the Trustee. Shares of Series B Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, if the event which resulted in the transfer to the Charitable Trust did not involve a purchase of such shares of Series B Preferred Stock at Market Price, the Market Price of such shares of Series B Preferred Stock on the day of the event which resulted in the transfer of such shares of Series B Preferred Stock to the Charitable Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Series B Preferred Stock held in the Charitable Trust pursuant to Section 9(k)(iv) hereof. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Series B Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee with respect to such Series B Preferred Stock shall be paid to the Charitable Beneficiary.

(vi) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) the shares of Series B Preferred Stock held in the Charitable Trust would not violate the restrictions set forth in Section 9(b)(i) hereof in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(l) Severability. If any provision of this Section 9 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(m) NASDAQ Transactions. Nothing in this Section 9 shall preclude the settlement of any transaction entered into through the facilities of the NASDAQ Stock Market or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 9 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 9.

(n) Applicability of Article VII. The shares of Series B Preferred Stock shall also be subject to the provisions set forth in Article VII of the Charter to the extent applicable.

Section 10. Information Rights. During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Corporation will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series B Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “Commission”), pursuant to Section 13 or Section 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of Series B Preferred Stock. The Corporation will mail (or otherwise provide) the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file such reports with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act.

Section 11. Record Holders. The Corporation and the transfer agent may deem and treat the record holder of any Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

Section 12. No Maturity or Sinking Fund. The Series B Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series B Preferred Stock.

Section 13. Exclusion of Other Rights. The Series B Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter.

Section 14. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 15. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock set forth in the Charter are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series B Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 16. No Preemptive Rights. No holder of Series B Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of stock of the Corporation.

THIRD: The Series B Preferred Stock have been classified and designated by the Board under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed by David R. Folsom, as President and Chief Operating Officer, and attested by Anthony E. Domalski as Secretary on this 18 day of August, 2016.

SOTHERLY HOTELS INC.

By:	/s/ David R. Folsom
	Name:	David R. Folsom
	Title:	President and Chief Operating Officer

ATTEST:

/s/ Anthony E. Domalski
Name:	Anthony E. Domalski
Title:	Secretary